Exhibit 99.1

FOR IMMEDIATE RELEASE

Balchem Corporation Announces Fourth Quarter 2009 Results

New Hampton, NY, February 25, 2010 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended December 31, 2009.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended December 31,

	2009	2008

Net sales	$59,184	$54,053
Gross profit	16,957	13,432
Operating expenses	6,196	5,954
Earnings from operations	10,761	7,478
Other income (expense)	49	(175)
Earnings before income tax expense	10,810	7,303
Income tax expense	3,844	2,411
Net earnings	$6,966	$4,892

Basic net earnings per common share	$0.25	$0.18
Diluted net earnings per common share	$0.24	$0.17

Shares used in the calculation of diluted net earnings per common share	29,224	28,642

For the Twelve Months Ended December 31,

	2009	2008

Net sales	$219,438	$232,050
Gross profit	66,958	52,578
Operating expenses	26,299	23,230
Earnings from operations	40,659	29,348
Other expense	(57)	(917)
Earnings before income tax expense	40,602	28,431
Income tax expense	13,817	9,381
Net earnings	$26,785	$19,050

Basic net earnings per common share	$0.98	$0.71
Diluted net earnings per common share	$0.93	$0.67

Shares used in the calculation of diluted net earnings per common share	28,874	28,521

Balchem Corporation (NASDAQ:BCPC)

Record Quarterly Earnings and Sales

 For the quarter ended December 31, 2009, the company achieved record net earnings of $7.0 million, an increase of $2.1 million, or 42.4%. The $7.0 million generated diluted net earnings per common share of $0.24, versus $0.17 for the prior year comparable period, an increase of 41.2%. Record fourth quarter net sales of $59.2 million were approximately 9.5% greater than the $54.1 million result of the prior year comparable quarter; and on a sequential basis, were 9.0% greater than the third quarter 2009 result.

Detailing this fourth quarter of 2009, Animal Nutrition & Health (“ANH”), including specialties, choline and industrial derivative product sales, totaled $40.4 million, an increase of 8.7%, or $3.2 million from the prior year comparable quarter. Within North American poultry production markets, levels appear to have stabilized and are showing modest growth, resulting in improved sales of choline and certain specialty ingredients. We continue to focus efforts in the international poultry and swine markets, where we realized 39% revenue improvement over the prior year comparable quarter, from exports and European produced choline in particular. The ANH specialty ingredients, largely targeted to the ruminant and companion animal markets, realized 27% sales growth from the prior year comparable quarter, as some regional improvement in dairy economics created improved demand for these products, particularly chelates and Aminoshure-L®, our rumen protected lysine. Sales of industrial derivatives (both choline and methylamines) were essentially flat with the prior year quarter; however, there was approximately 11% improvement on a sequential basis.  Earnings from operations for the entire ANH segment increased to $5.9 million as compared to $2.9 million in the prior year comparable quarter.  The above noted increase in sales, product/geographic mix, reductions in key raw materials and improved production/supply chain efficiencies in both the U.S. and Europe led to these improved results.

Sales of the Food, Pharma & Nutrition segment were $9.4 million which is a 23.7% improvement over the prior year comparable quarter. The domestic and international food sectors were up again this quarter, as we continue to see solid double digit growth of encapsulated ingredients for baking, preservation and confection markets. In the quarter, we also realized double digit growth of our human choline products, both domestic and international, as we continue to target new food applications and experienced some rebound in supplements.  These results were partially offset by continued slowness of calcium products sold into the over-the-counter pharmaceutical markets and a decline in quarterly sales of our VitaShure® products for nutritional enhancement. Earnings from operations for this segment were $1.4 million, as compared to $0.7 million in the prior year comparable quarter, with gross margin levels accounting for this gain, largely due to an approximately 11% improvement in sales volume and the product mix.

The ARC Specialty Products segment generated fourth quarter sales of $9.4 million, an increase of 1.0% from the comparable prior year quarter. This modest increase was principally a result of an increase in volumes sold in the quarter. We did however see some softness in certain ethylene oxide products, which reflects industry inventory reduction control and order timing of the medical device sterilization end use markets.  Earnings from operations for this segment, at $3.4 million, decreased 10.6% from the prior year comparable quarter, principally a result of product mix, increased raw material costs, and increased expenses related to development work on our ERC technology for repackaging, distribution and delivery of a product for the fruit ripening industry.

Balchem Corporation (NASDAQ:BCPC)

Consolidated gross profit for the quarter ended December 31, 2009 was $17.0 million, as compared to $13.4 million for the prior year comparable period. This increase, to 28.7% of sales from 24.8% of sales, was a result of product mix, volume and price increases, plant and logistics efficiencies, and net declines in certain key raw material costs. We continue to focus on volume growth of our human and animal health products into export markets, capitalizing on our varied choline production capabilities, and new product launches. Operating (Selling, R&D, and Administrative) expenses at $6.2 million, increased $0.2 million over the prior year comparable quarter, principally a result of some modest increase of employee headcount, other payroll related expenses, and increased investment in R&D.

For the year ended December 31, 2009, net sales decreased 5.4% to $219.4 million from $232.1 million in the comparable prior year period. This is a significant improvement from the 10.0% level of decline we had reported for the nine months ended September 30, 2009. Net earnings, however, increased 40.6% to a record $26.8 million, generating a record $0.93 per diluted share, versus net earnings of $19.1 million, or $0.67 per diluted share, in the prior year comparable period.

The company continues to maintain a healthy balance sheet with $59.2 million in net working capital.  Cash closed at $46.4 million on December 31, 2009, up from $38.8 million at September 30, 2009 and total debt was reduced to $6.8 million. Diligent working capital controls, particularly effective inventory and accounts receivable management, combined with the noted improved operating results, drove strong cash flow generation for the year ended December 31, 2009.

Commenting on 2009, Dino A. Rossi, Chairman, President and CEO of Balchem said, “This record fourth quarter reflects strong performances across all of Balchem’s segments, and despite the well publicized difficult economic conditions, we continue to demonstrate the value of our diversified business. We leveraged cross business integration opportunities and increased our global presence, off-setting softness in certain U.S. markets. Raw material costs have had negative impact on certain segments, but we will continue to closely monitor all key economic drivers, stay customer focused, and take appropriate actions to improve operating margins and cash flow.

Considerable ongoing volatility in the global economy is expected, but we believe 2010 will be a year of improvements in sales and earnings, as we continue to implement lean programs, de-bottleneck production capabilities, leverage our existing business and research infrastructure, and launch new, innovative products through each of our business segments. We expect improved results in the Food, Pharma & Nutrition segment, particularly in the choline, calcium, domestic and international food markets. The Animal Nutrition & Health segment realized some margin relief in late 2009, despite supply chain interruptions, which now appear to be behind us. Nevertheless, many end specie producers continue to have financial issues, so our focus on successful new product launches and continued production efficiencies are critical. The ARC Specialty Products segment should continue its steady revenue growth and solid profit results, as well as development of new market opportunities for specialized delivery of certain gases. Our healthy financial situation has us positioned to capitalize on strategic acquisition opportunities that will likely arise from the current economic environment."

Balchem Corporation (NASDAQ:BCPC)

Quarterly Conference Call
A quarterly conference call will be held on Thursday, February 25, at 2:00 PM Eastern Time (ET) to review fourth quarter 2009 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call.  We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Tuesday, March 2, 2010. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay ID #345182. Both account and replay ID numbers are required for replay access.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition and Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation, granulation and agglomeration solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2008. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:    Karin McCaffery, Balchem Corporation
   Telephone: 845-326-5635

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Specialty Products	$9,362	$9,271	$36,368	$35,835
Food, Pharma & Nutrition	9,373	7,580	35,407	35,702
Animal Nutrition & Health	40,449	37,202	147,663	160,513
Total	$59,184	$54,053	$219,438	$232,050

Business Segment Earnings Before Income Taxes:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Specialty Products	$3,428	$3,836	$14,250	$12,545
Food, Pharma & Nutrition	1,445	706	5,029	5,469
Animal Nutrition & Health	5,888	2,936	21,380	11,334
Interest and other income (expense)	49	(175)	(57)	(917)
Total	$10,810	$7,303	$40,602	$28,431

Selected Balance Sheet Items
	December 31,	December 31,
	2009	2008
Cash and Cash Equivalents	$46,432	$3,422
Accounts Receivable	29,149	30,250
Inventories	13,965	16,618
Other Current Assets	3,466	4,961
Total Current Assets	93,012	55,251

Property, Plant, & Equipment (net)	41,579	42,513
Other Assets	53,222	56,710
Total Assets	$187,813	$154,474

Current Liabilities	$33,815	$25,685
Long-Term Obligations	6,855	14,283
Total Liabilities	40,670	39,968

Stockholders' Equity	147,143	114,506

Total Liabilities and Stockholders' Equity	$187,813	$154,474